Contact:
Sara Buda
Lionbridge Technologies, Inc.
(781) 434-6190
sara.buda@lionbridge.com

LIONBRIDGE REPORTS Q2 RESULTS WITH RECORD REVENUE AND GROSS PROFIT; DELIVERS REVENUE
OF $114.6 MILLION, CONTINUED GROSS MARGIN EXPANSION, GAAP EPS OF $0.00 AND NON-GAAP CASH
EPS OF $0.09

Indicates Strong Second Half 2007 with Growing Client Demand

WALTHAM, Mass. – August 02, 2007 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the quarter ended June 30, 2007. Financial and business highlights for the quarter include:

•	Revenue of $114.6 million, an increase of $6.0 million from the first quarter of 2007. As previously discussed, the Company now recognizes a portion of its revenue upon completion of a client contract. This resulted in estimated unrecognized revenue of approximately $4.8 million as of June 30, 2007.

•	Total gross profit dollars of $39.8 million, an increase of $3.4 million from the prior quarter. Gross margin improved 120 bps from the prior quarter to 34.7%.

•	GAAP net income of $187,000 or $0.00 per share based on 60.9 million weighted average fully diluted shares outstanding. This compares to GAAP net income of $232,000 or $0.00 per share in the first quarter of 2007.

•	Income before tax of $2.8 million or $0.05 per share, an increase of $1.1 million or $0.02 per share from the prior quarter.

•	Non-GAAP cash earnings of $5.3 million or $0.09 per share, an improvement of $0.02 from the prior quarter. The Company defines non-GAAP cash earnings as net income excluding merger, restructuring and related costs, stock-based compensation, amortization of acquisition-related intangible assets and unusual, one-time charges. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	Ending cash balance of $25.9 million, an increase of $9.0 million from the prior quarter.

•	Revenue from the Company’s top 10 clients in the second quarter increased 12% compared to the prior year. Lionbridge also secured several new client programs during the quarter including contracts with an international cruise company and a market-leading pharmaceutical company.

•	The Company also announced a new engagement with a global web services company to provide an integrated program for the globalization of the Company’s international portals. Lionbridge estimates that the engagement will generate approximately $4-5 million over the next 12 months. This engagement reflects increasing demand for global outsourcing services that combine Lionbridge capabilities of technology and offshoring in a comprehensive global program.

“We are capitalizing on the foundations of our business – strong client relationships and growing margins. Q2 indicates this ongoing positive momentum, despite our continued expenses for tax and currency-related G&A costs,” said Rory Cowan, Lionbridge CEO. “Several market trends are in our favor. The volume of global Web content is growing and the demand for multilingual applications is accelerating. As a result, we are successfully expanding our clients’ Web content programs and winning new multi-year engagements that span our service offerings. With indications of sustainable recurring revenue and margin improvement, we expect a strong second half 2007 and FY 2008.”

The Company reiterated its expectations for revenue growth of 8-10% for FY 2007.

In a separate release the Company announced that Stephen Lifshatz is resigning his position as Lionbridge chief financial officer effective August 24, 2007. No issues have been raised regarding the integrity of the Company’s financial statements. The company has launched a search to identify a replacement. The Company’s Vice President and Corporate Controller, Jeffrey Fitzgerald, will serve as Interim CFO following Mr. Lifshatz’s resignation until the appointment of a successor.

“We are fortunate to have an experienced and capable accounting and finance organization to facilitate a smooth transition to a new CFO,” added Cowan. “We appreciate Steve’s dedication over the past 10 years and wish him well.”

The Company will host a conference call today at 9:00 am ET regarding the content of this release. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/aug2. A replay will be available at this location for a week.

Non-GAAP Financial Measures
In this release, the Company’s Cash Earnings disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. Cash Earnings represents GAAP Earnings excluding amortization of acquisition-related intangible assets, merger, restructuring and related costs, unusual items and stock based compensation expenses. Cash Earnings are presented because management believes it provides additional information with respect to both the performance of our fundamental business activities as well as the Company’s ability to meet future debt service and working capital requirements. Management believes the cash earnings information is useful to investors for these reasons. Cash Earnings is a non-GAAP financial measure and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of Cash Earnings to net income on the last page of this release.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains solution centers in 25 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance, profitability, and margin and revenue growth of Lionbridge in the remainder of fiscal year 2007; anticipated customer demand; and the timing and impact of productivity and operational efficiencies.  Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements.  Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts prior to the end of their term; the size, timing and recognition of revenue from clients, Lionbridge’s ability to successfully implement and complete operational systems deployment initiatives; the ability of Lionbridge to realize the expected benefits of its operational systems deployment initiatives and the timing of the realization of such benefits; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; Lionbridge’s ability to resolve taxation questions regarding acquired businesses; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; the Company’s dependence on clients’ product releases and production schedules to generate revenues; the timing and speed of customer and user acceptance of Lionbridge’s language technology; the impact of competing language technology on the Company’s customer relationships and ability to secure new customers; customer delays or postponements of services using Freeway or Logoport; the failure of Freeway or Logoport to keep pace with technological changes or changing customer needs; Lionbridge’s ability to expand or accelerate user adoption of Freeway; Lionbridge’s ability to develop and deploy Logoport; the ability of Lionbridge to respond to fluctuations in the timing and mix of services required by customers; the impact of foreign currency fluctuations on its margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; customer delays or postponements of services; costs associated with restructuring of certain operations in Europe and other locations; changes in customer procurement strategies; risks associated with management of growth; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; and Lionbridge’s ability to forecast revenue, profitability, customer demand and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue ........................................	$114,591	$110,525	$223,207	$209,648
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below) ............................................	74,806	71,946	147,024	136,774
Sales and marketing............................................	8,571	7,163	16,522	15,189
General and administrative............................................	21,319	18,296	41,901	36,782
Research and development............................................	785	741	1,502	1,484
Depreciation and amortization............................................	1,324	1,413	2,618	2,905
Amortization of acquisition-related intangible assets......................	2,113	2,176	4,227	4,352
Merger, restructuring and other charges........................................	972	644	1,250	1,411

Total operating expenses............................................	109,890	102,379	215,044	198,897

Income from operations............................................	4,701	8,146	8,163	10,751
Interest expense:
Interest on outstanding debt ............................................	1,388	2,041	2,806	3,906
Amortization of deferred financing costs and discount on debt.	49	238	95	460
Interest income ............................................	119	51	325	186
Other expense, net ............................................	598	785	1,089	1,145

Income before income taxes............................................	2,785	5,133	4,498	5,426
Provision for income taxes............................................	2,598	2,131	4,079	3,431

Net income ............................................	$187	$3,002	$419	$1,995

Net income per share of common stock:
Basic	$0.00	$0.05	$0.01	$0.03
Diluted	$0.00	$0.05	$0.01	$0.03
Weighted average number of common shares outstanding:
Basic	59,540	58,967	59,432	58,861
Diluted	60,929	60,772	60,822	60,777

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents............................................	$25,918	$27,354
Accounts receivable, net of allowances of $730 and $728 at June 30, 2007 and December 31, 2006, respectively...................	88,172	72,940
Work in process............................................	28,293	29,311
Other current assets............................................	14,127	7,153

Total current assets	156,510	136,758
Property and equipment, net............................................	13,392	13,032
Goodwill ............................................	131,044	131,044
Other intangible assets, net............................................	32,667	36,894
Other assets............................................	7,851	3,772

Total assets	$341,464	$321,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt......................	$306	$355
Accounts payable............................................	19,933	18,730
Accrued compensation and benefits............................................	19,871	18,282
Other accrued expenses and current liabilities...............................	34,966	29,915
Deferred revenue............................................	11,400	8,583

Total current liabilities............................................	86,476	75,865
Long-term debt, less current portion............................................	75,878	77,855
Deferred income taxes, long-term............................................	7,838	7,685
Other long-term liabilities............................................	9,282	3,407

Total stockholders’ equity............................................	161,990	156,688

Total liabilities and stockholders’ equity...............................	$341,464	$321,500

Reconciliation of GAAP Net Income to Cash EPS Comparison to Q1 2007
(UNAUDITED)

	Three Months Ended
	June 30, 2007	March 31, 2007
Net income ........................................	$187	$232
Amortization of acquisition-related intangible assets............................	2,113	2,114
Merger, restructuring and other charges............................................	972	278
Stock-based compensation............................................	2,020	1,737

Cash earnings............................................	5,292	4,361
Fully diluted weighted average number of common shares outstanding	60,929	60,791
Adjusted EPS............................................	$0.09	$0.07